Exhibit 107

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Ares Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Common Stock	Rule 456(b), Rule 457(c) and Rule 457(r)	9,200,000	$19.59	$180,228,000	$0.00011020	$19,861.13
Total Offering Amounts					$180,228,000		$19,861.13
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$19,861.13

(1) Assumes exercise in full of the underwriters’ option to purchase up to 1,200,000 additional shares of common stock, par value $0.001 per share.

(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the maximum offering price per share and the maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the NASDAQ Global Select Market on November 4, 2022.

(3)	Calculated and paid pursuant to Rule 456(b) and Rule 457(r) under the Securities Act of 1933.